Albertsons Announces Exploration of Strategic Alternatives

Boise, Idaho (September 2, 2005) — Albertsons Inc. (NYSE:ABS) announced today that its Board of Directors is exploring strategic alternatives to increase shareholder value, including a possible sale of the Company. Albertsons said there can be no assurance that any transaction will occur or, if one is undertaken, its terms or timing. The Company has retained Goldman Sachs & Co. and The Blackstone Group L.P., as its financial advisors to assist in this process.

The Company also stated that it does not expect to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a definitive transaction.

Albertsons is one of the world’s largest food and drug retailers. The company’s divisions and subsidiaries operate approximately 2,500 stores in 37 states across the U.S. and employ approximately 240,000 associates. Its banners include Albertsons, Acme, Shaw’s, Jewel-Osco, Sav-on Drugs, Osco Drug, and Star Markets, as well as Super Saver and Bristol Farms, which are operated independently. For more information about Albertsons, please visit our website at www.albertsons.com.

Albertsons Contact: David Parker, 208/395-6622 david.parker@albertsons.com